Exhibit 10.1
AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the “Plan”) is adopted as of July 1, 2008, by and between PACIFIC ASIA PETROLEUM, INC., a Delaware corporation (“PFAP”), and NAVITAS CORPORATION, a Nevada corporation (“Navitas”).

     WHEREAS, PFAP is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, Navitas is a corporation duly organized and existing under the laws of the State of Nevada;

     WHEREAS, on the date hereof, PFAP has authority to issue 350,000,000 shares of capital stock consisting of 300,000,000 shares of common stock, $0.001 par value per share (“PFAP Common Stock”), of which 40,006,983 shares of common stock are issued and outstanding, and 50,000,000 shares of preferred stock, $0.001 par value per share, none of which shares of preferred stock are issued and outstanding;

     WHEREAS, after giving effect to the merger, PFAP will acquire a net of 29,995 shares of PFAP Common Stock;

     WHEREAS, the respective Boards of Directors of Navitas and PFAP have determined that it is advisable and in the best interests of each such corporation and their respective stockholders that Navitas merge with and into PFAP upon the terms and conditions herein provided;

     WHEREAS, the respective Boards of Directors of Navitas and PFAP have approved this Plan; and

     WHEREAS, the stockholders of Navitas have approved this Plan and stockholder approval is not required for PFAP pursuant to Sections 252(c) and 251(f) of the Delaware General Corporation Law (“DGCL”).

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, PFAP and Navitas hereby agree to merge as follows:

     1. Merger. Subject to the terms and conditions hereinafter set forth, Navitas shall be merged with and into PFAP, with PFAP to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 252 of the DGCL is filed and effective with the Secretary of State of Delaware and articles of merger are filed and effective with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS”).   Upon release of the shares from escrow as described in Section 8 of this Plan, PFAP shall enter into and deliver or cause to be delivered to each Investor a Registration Rights Agreement relating to the shares of PFAP Common Stock to be received in the

Merger, in substantially the form attached hereto as Exhibit A and dated as of the date of release of such shares from escrow.

  2. Principal Office of PFAP. The address of the principal office and mailing address of PFAP is 250 East Hartsdale Ave., Suite 47, Hartsdale, New York 10530.

     3. Corporate Documents. The Certificate of Incorporation of PFAP, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Incorporation of PFAP as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of PFAP, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of PFAP as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

     4. Directors and Officers. The directors and officers of PFAP at the Effective Time shall continue to be directors and officers, holding the same titles and positions, of PFAP at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of PFAP.

     5. Succession. At the Effective Time, PFAP shall succeed to Navitas in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 92A.250 of the NRS.

     6. Further Assurances.  Each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Plan, the transactions contemplated by this Plan.  From time to time, as and when required by PFAP or by its successors and assigns, there shall be executed and delivered on behalf of Navitas such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise PFAP in the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Navitas, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of PFAP are fully authorized in the name and on behalf of Navitas or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

     7. Common Stock of PFAP. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.0001 par value per share (“Navitas Common Stock”) outstanding immediately prior thereto shall be changed and converted automatically into 0.2045455 fully paid and non-assessable shares of PFAP Common Stock, rounded up to the next whole share.

     8. Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Navitas Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of PFAP Common Stock into which the shares of the Navitas Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Navitas or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to PFAP or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Navitas Common Stock evidenced by such outstanding certificate as above provided. Certificates for shares of PFAP Common Stock into which the shares of the Navitas Common Stock have been converted as herein provided will be held in escrow by PFAP until (i) Navitas or its authorized representatives files final tax returns and completes a final accounting review for the period ending on the date of the filing of the certificates of merger with the Secretaries of State of Nevada and Delaware pursuant to Section 1 (the “Closing Date”), and (ii) Navitas provides copies of its final tax returns, books and records, and final financial statements  to PFAP.

     9.  PFAP Common Stock Held by Navitas.  At the Effective Time, the previously outstanding 480,000 shares of PFAP Common Stock registered in the name of Navitas shall, by reason of the Merger, be reacquired by PFAP, and shall resume the status of authorized and unissued shares of PFAP Common Stock.

     10.  Representations of Navitas.

10.1 Organization, Good Standing and Qualification.  Navitas is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Navitas is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify, individually or in the aggregate, would have a material adverse effect on its business, financial condition or prospects as a whole (“Material Adverse Effect”).

10.2 Capitalization and Voting Rights.  The authorized capital stock of Navitas consists of the following:

(a) Preferred Stock.  20,000,000 shares of preferred stock, par value $0.0001 (the “Preferred Stock”), none of which are issued and outstanding.

(b) Common Stock.  80,000,000 shares of Navitas Common Stock, of which 2,200,000 shares are issued and outstanding.

    (c) Other Rights.  There are not any outstanding options, warrants, rights (including purchase, conversion or preemptive rights), calls, commitments, subscription rights, exchange rights, profit participation, or other agreements for the purchase or acquisition from Navitas, or similar rights to acquire from Navitas or similar obligations of Navitas to issue, any shares of its capital stock.

10.3 Valid Issuance.  The outstanding shares of Navitas Common Stock were duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities laws or pursuant to valid exemptions therefrom.

10.4 Subsidiaries.   Navitas does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement.

10.5 Authorization.  Navitas has all requisite power and authority to execute, deliver and perform this Plan.  All corporate action on the part of Navitas and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Plan and the performance of all obligations of Navitas hereunder.  This Plan has been duly executed and delivered by Navitas, and assuming it has been duly executed and delivered by PFAP, constitutes a valid and legally binding obligation of Navitas, enforceable against Navitas in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

10.6 Governmental and Third Party Consents; Compliance with Laws and Court Orders.  Other than as contemplated by Sections 1 and 17 of this Plan, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any third party on the part of Navitas is required in connection with the consummation of the transactions contemplated by this Plan, except qualification or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Plan.  Navitas is not in violation of any provisions of any laws, statutes, ordinances, regulations, administrative interpretations, judgments, injunctions, orders, policies or decrees of any court or governmental or administrative authority that are applicable to Navitas or its assets.

10.7 Litigation.  There is no action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Navitas’s knowledge, currently threatened against Navitas that questions the validity of this Plan or the right of Navitas to enter into such agreement, or to consummate the transactions contemplated hereby.  Neither Navitas, nor to Navitas’s knowledge, any of its officers or directors, is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by Navitas currently pending.

10.8 Intellectual Property. There is no trademark, copyright, service mark, trade name, patent or trade secret, not currently owned or licensed to Navitas that are necessary for the operation of the business of Navitas as presently conducted, and, to Navitas’s knowledge, none of Navitas’s owned or licensed trademarks, copyrights, service marks, trade names, patents or trade secrets conflict with or infringe the rights of others.  Navitas’s has no registered copyrights, registered trademarks, patents or patent applications owned by, or under license to, Navitas (“Company IP Rights”).

10.9 Compliance with Other Instruments.  Navitas is not in violation or default of any provision of the Certificate or its Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to it.  The execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such instrument, judgment, order, writ, decree or contract, or an event that results in the creation of any lien upon any assets of Navitas, or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Navitas, its business, operations, assets or properties.

10.10 Permits.  Navitas has all franchises, permits, licenses and any similar authority necessary for the conduct of each its business as now being conducted by it.

10.11 Employees.  Navitas does not have any employees, other than Adam McAfee.

10.12 Tax Returns, Payments and Elections.  Navitas has timely filed, or timely filed for an extension which extension has not lapsed, all tax returns required to be filed by it, each such tax return has been prepared in compliance with all applicable laws and regulations, and all such tax returns are true and accurate in all respects.  All taxes due and payable by Navitas have been paid.  No claim has ever been made by a taxing authority in a jurisdiction where Navitas does not pay taxes or file tax returns that Navitas is, or may be subject to, taxes assessed by such jurisdiction.  There are no liens for taxes (other than current taxes not yet due and payable) on the assets of Navitas.

10.13 Agreements.  Other than the transactions contemplated by this Plan, there are no material agreements, understandings or proposed transactions between Navitas and any of its officers, directors, affiliates, or any affiliate thereof.  Except for this Plan, there are no agreements, understandings,  instruments, contracts or proposed transactions to which Navitas is a party or by which it is bound that involve obligations (contingent or otherwise) of, or payments to, Navitas.

10.14 Title to Property and Assets.  Navitas owns its property and assets free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Navitas’s ownership or use of such property or assets.  As of the Effective Date, Navitas’s sole asset shall be 480,000 shares of PFAP Common Stock and deferred tax assets.

10.15 Financial Statements.  The financial statements of Navitas comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Navitas, as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  Navitas has no material liabilities, contingent or otherwise not reflected in its financial statements that are required under GAAP to be reflected in financial statements.

10.16 Employee Benefit Plans.  Navitas does not maintain, contribute to, participate in, or sponsor any employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Navitas is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, severance, retirement agreement, or other employee compensation agreement.

10.17 Books and Records.  The Certificate and Bylaws of Navitas are in the form provided to counsel for PFAP.  The copy of the minute books of Navitas provided to PFAP’s counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.

10.18   No Brokers.  No brokerage or finder’s fees or commissions are or will be payable by Navitas to any broker, financial advisor or financial consultant, finder, placement agent, investment banker or bank with respect to the transactions contemplated by this Plan.

     11. Amendment. The Boards of Directors of PFAP and Navitas may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the stockholders of Navitas shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Navitas Common Stock, (ii) alter or change any term of the Certificate of Incorporation of PFAP, as the surviving corporation to the Merger if such alteration or change would adversely affect the holders of Navitas Common Stock in a manner different from the affect on the holders of PFAP Common Stock, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Navitas Common Stock.

     12. Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either PFAP or Navitas or both, notwithstanding approval of this Plan by the stockholders of Navitas.

     13. Rights and Duties of Navitas. At the Effective Time and for all purposes the separate existence of Navitas shall cease and shall be merged with and into PFAP which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Navitas; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to Navitas shall continue and be taken and deemed to be transferred to and vested in PFAP without further act or deed; and the title to any real estate, or any interest therein, vested in Navitas shall not revert or be in any way impaired by reason of such Merger; and, except as otherwise provided under this Plan, PFAP shall thenceforth be responsible and liable for all the liabilities and obligations of Navitas; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Navitas may be prosecuted as if the Merger had not taken place, or PFAP may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Navitas shall be impaired by the Merger. If at any time PFAP shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of  Navitas in PFAP according to the terms hereof, the officers and directors of PFAP are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in PFAP, and otherwise to carry out the purposes of this Plan.

     14. Consent to Service of Process. PFAP hereby agrees that it may be served with process in the State of Nevada in any proceeding for enforcement of any obligation of Navitas, as well as for enforcement of any obligation of PFAP arising from the Merger. PFAP hereby irrevocably appoints the Secretary of State of the State of Nevada and the successors of such officer its attorney in the State of Nevada upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against PFAP any obligation of Navitas. In the event of such service upon the Secretary of State of the State of Nevada or the successors of such officer, such service shall be mailed to the principal office of PFAP at 250 East Hartsdale Ave., Suite 47, Hartsdale, New York 10530.

   15.  Conduct of Business Pending Consummation. From the date of this Plan until the earlier of the Effective Time or the termination of this Plan, unless the prior written consent of PFAP shall have been obtained, Navitas covenants and agrees that it will not do or agree or commit to do any of the following: (a) amend its Articles of Incorporation or Bylaws; (b) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity, or impose, or suffer the imposition, on any asset of Navitas of any lien or permit any such lien to exist; (c) repurchase, redeem, or otherwise acquire any shares, or any securities convertible into any shares, of the capital stock of Navitas, or declare or pay any dividend or make any other distribution in respect of Navitas stock; (d) issue, sell, pledge, encumber, authorize the issuance of, any additional shares of Navitas stock or any other equity right; (e) adjust, split, combine or reclassify any capital stock of Navitas, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset; (f) purchase any securities or assets of any person or entity or otherwise acquire direct or indirect control over any person or entity; (g) grant any increase in compensation or benefits to the employees or officers of Navitas, or hire any employees; (h) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or GAAP as concurred to by PFAP's independent auditors; or (k) commence any litigation.

    16.   Adverse Changes in Condition.  Each part agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, financial condition or assets of Navitasor PFAP, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

   17.   Stockholder Approval.  Navitas shall solicit written consents in lieu of a Stockholders’ Meeting as soon as reasonably practicable for the purpose of obtaining approval of this Plan and such other related matters as it deems appropriate. In connection with such solicitation, (i) the Board of Directors of Navitas shall recommend to its stockholders the approval of the matters submitted for approval, and (ii) the Board of Directors and officers of Navitas shall use its reasonable best efforts to obtain such stockholders’ approval.

    18. Expenses.   Navitas LLC shall pay, or cause to be paid, to PFAP the amount of $25,000 on or before the Closing Date as a non-accountable fees and expense reimbursement to cover PFAP’s transactional, legal and accounting fees and expenses incurred in connection with the Merger.  Navitas will bear all of its own fees and expenses incurred in connection with the Merger..

    19.   Confidentiality.  Neither party will issue any statement or communication to the public or press regarding the proposed Merger without the prior written consent of the other party; provided, however, that PFAP may make appropriate disclosures to third party advisors, potential investors, regulatory authorities, and as otherwise required by law or the rules of any securities exchange which may be applicable without the prior written consent of Navitas, including, but not limited to, disclosure of the entry into this Plan in PFAP’s securities filings and investor presentations.  If negotiations are terminated by either party, the proposed terms of the Merger and all Merger-related discussions will be kept confidential and will not be disclosed to any person.

   20.    Taxes.  Each of the parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

   21.   Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of laws.

  22.    Indemnity.  All representations and warranties of Navitas in this Plan will survive the execution and delivery of this Plan and the effective date of the Merger (the “Effective Date”) and will expire on the eighteen month anniversary of the Effective Date, except for Navitas’ representations and warranties set forth in Section 10.12 above (“Tax Returns, Payments and Elections”), which shall survive the execution and delivery of this Plan and the Effective Date of the Merger and will expire on such date(s) that the relevant taxing authorities’ ability to audit such tax returns and/or applicable statutes of limitations expire with respect to any claims that may arise as a result of any breach of such representations and warranties (the “Audit Period”).  Navitas LLC, a limited liability company whose members are the stockholders of Navitas, hereby indemnifies, protects, defends (at PFAP’s request), releases and holds harmless PFAP, its directors, officers, employees, managers, representatives, agents, stockholders, controlling persons, and affiliates from and against any and all losses, liabilities, claims, damages and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim, brought before the second anniversary after the Effective Date (except with respect to breaches of Section 10.12, which may be brought at any time during the Audit Period), arising, directly or indirectly, out of, or resulting from or incident to:

(a)           any breach or inaccuracy of any representation or warranty of Navitas set forth in this Plan;

(b)           any breach of any covenant or other agreement made by Navitas in or pursuant to this Plan;

(c)           any liability arising under or with respect to any and all Employee Plans, and any liability with respect to any of Navitas’s employees, former employees or service providers relating to acts or omissions which occurred on or prior to the Effective Date;

(d)           any claim by any person or entity for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by such person or entity with Navitas (or any person or entity acting (or purportedly acting) on behalf of any such person or entity) in connection with the transactions contemplated by this Plan;

(e)           any claim, including taxes, arising in connection with any distributions made to Navitas’s stockholders at any time prior to and including the Effective Date of the Merger;

(f)           any claim arising in connection with any of Navitas’s business or operations prior to and including the Effective Date of the Merger; or

(g)           any claim or indemnification obligation arising pursuant to that certain Deed and Release, dated on or about August 8, 2006, by and among Airdex International,

Inc., Lesweek Pty Ltd., Robdeb Pty Ltd., Casmon Marketing Services Pty Ltd., Technology Assets Group LLC, Airdex Acquisition, Inc., OPDC Acquisition LP, Michael Petersen, Cagan McAfee Capital Partners LLC, American Institutional Partners, and Crone Rozynko, LLP.

  23.           Closing Conditions and Deliverables.  The closing of the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Accuracy of Representations.  All of the representations and warranties of Navitas contained in Section 3 of this Plan must have been accurate in all respects as of the Closing Date.

(b) Navitas’ and PFAP’s Performance.  All of the covenants and obligations that Navitas and PFAP are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all respects, and each document required to be delivered by each party pursuant to any applicable provision of this Plan must have been delivered.

(c) Officer’s Certificate.  Navitas shall furnish PFAP with a certificate dated the Closing Date signed on its behalf by an authorized officer to the effect that the conditions set forth in Section 23(a) and (b) have been satisfied with respect to Navitas.

(d) Release.  Navitas shall have received a fully executed release from each stockholder of Navitas in the form attached hereto as Exhibit B.

  24.           Legends.  Each stock certificate representing the PFAP Common Stock shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

Signature Page Follows

     IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors of PFAP and Navitas, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

PACIFIC ASIA PETROLEUM, INC.		NAVITAS CORPORATION
a Delaware corporation		a Nevada corporation

By:	/s/ Frank C. Ingriselli	By:	/s/ Adam M. McAfee
Name:	Frank C. Ingriselli	Name:	Adam M. McAfee
Title:	President and CEO	Title:	President

Solely For Purposes of Sections 18 and 22:

NAVITAS LLC
a Nevada limited liability company

By:  /s/ Adam M. McAfee
Name:  Adam M. McAfee
Title:  Managing Member

Address:
10600 N. DeAnza Blvd, Ste 250
Cupertino, CA  95014

Fax: (408) 873 - 0550

Secretary Certification

The Secretary of PFAP, the Surviving Corporation, by signing below, certifies that the Plan of Merger has been adopted by the Board of Directors of PFAP, the Surviving Corporation, pursuant to subsection 251(f) of the General Corporation Law of Delaware and without any vote of its stockholders and that the following conditions of said section have been satisfied:  (i) the Agreement and Plan of Merger does not amend in any respect the Certificate of Incorporation of PFAP; (ii) each share of stock of PFAP outstanding immediately prior to the Effective Date of the Merger is to be an identical outstanding share of the Surviving Corporation; (iii) the authorized unissued shares of common stock of the Surviving Corporation to be issued under the Plan of Merger plus shares convertible into such stock to be issued or delivered under the Plan of Merger do not exceed 20% of the shares of common stock of PFAP outstanding immediately prior to the Effective Date of the Merger.

PACIFIC ASIA PETROLEUM, INC.
a Delaware corporation

By: /s/ Frank C. Ingriselli
Frank C. Ingriselli, Secretary